Exhibit (h)(19)(ii)

AMENDMENT TO FUND PARTICIPATION AGREEMENT
(Service and Institutional Shares)

This Amendment (the “Amendment”) to the Fund Participation Agreement between Janus Aspen Series (the “Trust”) and Protective Life Insurance Company (the “Company”) is entered into as of March 1, 2022.

RECITALS

WHEREAS, the Trust and the Company are parties to a Fund Participation Agreement dated December 3, 2020, as amended (the “Agreement”);
WHEREAS, the parties desire to amend the Agreement to redefine “Shares” in the Agreement and to add new separate account(s) to the Agreement; and
WHEREAS, the parties wish to amend Schedule A and Schedule B to the Agreement as set forth below.

AMENDMENT
NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
1.
All references to “Shares” in the Agreement shall mean Service Shares and
Institutional Shares of each of the Portfolios.

2.
Schedule A to the Agreement shall be deleted in its entirety and replaced with the amended Schedule A attached hereto.
3.
Schedule B to the Agreement shall be deleted in its entirety and replaced with the amended Schedule B attached hereto.
The Agreement, as supplemented by this Amendment, is ratified and confirmed.
This Amendment may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., facsimile or emailed portable document format (PDF)), and the parties hereby adopt as original any signatures received via electronically transmitted form.  Facsimile or electronic signatures will have the same legal effect as original signatures.
[signature page follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS ASPEN SERIES	PROTECTIVE LIFE INSURANCE COMPANY

By: /s/ Abigail Murray	By: /s/ Steve Cramer
Name: Abigail Murray	Name: Steve Cramer
Title: Vice President, Secretary and Chief Legal Officer	Title: Chief Product Officer, Retirement Division

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded by Separate Account
Protective COLI VUL Separate Account	Protective® Executive Benefits Registered VUL
Protective COLI PPVUL Separate Account	Protective® Executive Benefits Private Placement VUL
Protective Variable Annuity Separate Account	Protective Investors Benefit Advisory Variable Annuity
Protective Aspirations Variable Annuity
PLICO Variable Annuity Account S	Schwab Genesis Variable Annuity
Schwab Genesis Advisory Variable Annuity
Protective BOLI PPVUL Separate Account	Protective Executive Benefits Private Placement VUL
Protective COLI PPVUL SV

Schedule B

List of Portfolios

Name of Portfolio

All Portfolios of Institutional Shares and Service Shares of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series).